Exhibit 99.1
Magellan Petroleum’s Shareholders Approve Exchange Offer
for Shares of Australian Subsidiary
Hartford, Conn., February 23, 2006 — At its annual meeting, the shareholders of Magellan Petroleum Corporation (“Magellan”) voted overwhelmingly to approve the issuance of approximately 15.7 million shares of Magellan common stock to acquire all of the ordinary shares of Magellan Petroleum Australia Limited (“MPAL”) that it does not currently own.
Walter McCann, Chairman of Magellan’s Board of Directors, stated “I am extremely pleased with the results of the voting at the Annual Meeting and the overwhelming support for the Exchange Offer. The Board of Directors of Magellan believes that the Exchange Offer is in the best interests of the shareholders of both companies.”
Magellan (NASDAQ: MPET) currently has a 55.13% ownership interest in MPAL (Australian Stock Exchange — code MAG). Under the terms of Exchange Offer, as revised on January 24, 2006, Magellan is offering to exchange 0.75 of a share of Magellan common stock and A$0.10 in cash consideration for each outstanding minority MPAL share.
If Magellan receives sufficient exchanges of MPAL shares to achieve over 90% per cent ownership, Magellan will be able to proceed with a compulsory acquisition under Australian law to make MPAL a wholly-owned subsidiary of Magellan. The benefits to Magellan and MPAL will include a simpler, unified capital structure, more efficient use of consolidated financial resources, facilitation of access to capital markets and cost savings associated with the elimination of public shareholders at the MPAL level.
At a meeting held today, Magellan’s Board of Directors determined that the current terms of the Exchange Offer, as previously revised on January 24, 2006, constitute Magellan’s final offer terms. Under Australian law, Magellan is no longer able to increase the terms of the Exchange Offer. The Board also determined that the Offer Period will be extended by eight additional days, from March 9, 2006, to March 17, 2006, in order to give MPAL shareholders sufficient time to transmit their acceptances of the Exchange Offer to Magellan’s share registry.
The Board has also determined to waive all of its conditions, other than the 90% and the related ASX conditions, applicable to the Exchange Offer. They are described in “Terms of the Offer,” included as Appendix A to Magellan’s Bidder’s Statement dated November 29, 2005. Accordingly, the Exchange Offer remains subject to the condition that Magellan acquire at least 90% of MPAL’s outstanding shares on or before March 17, 2006, the end of the prescribed Offer Period, and to the related condition that the Australian Stock Exchange (“ASX”) admits Magellan’s shares in the form of Magellan CDIs to quotation no later than 7 days after the Offer Period.

Magellan has filed its Second Supplementary Bidder’s Statement with the Australian Securities and Investments Commission and the ASX to announce the voting results of Magellan’s Annual Meeting and to explain the determinations of the Board of Directors described above with respect to the Exchange Offer. On February 24, 2006, Magellan mailed its Second Supplementary Bidder’s Statement to MPAL’s Australian shareholders, together with a letter from Walter McCann, Chairman of Magellan’s Board of Directors.
Magellan’s shareholders also voted today to re-elect Timothy L. Largay to Magellan’s Board of Directors, to hold office for a term of three years expiring with the 2008 Annual Meeting of Shareholders, and to ratify the appointment of Deloitte & Touche LLP as Magellan’s independent auditors for the fiscal year ending June 30, 2006.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL relate to their businesses and prospects, revenues, expenses, operating cash flows, the benefits of the proposed Exchange Offer, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the successful completion of the Exchange Offer, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan.
For further information, please contact Daniel Samela at (860) 293-2006.